Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 28, 2021 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $72.3 million, or $0.31 per diluted share, for the three months ended March 31, 2021 as compared to $75.1 million, or $0.32 per diluted share, for the three months ended December 31, 2020 and $39.5 million, or $0.17 per diluted share, for the three months ended March 31, 2020.

The Company also announced today that its Board of Directors declared a cash dividend of $0.14 per share to be paid on May 25, 2021 for stockholders of record as of May 10, 2021.

Kevin Cummings, Chairman and CEO, commented, “Our pre-tax earnings for the first quarter were a record high as our credit quality is strong and our cost of deposits continues to decline. Our return on assets and return on equity for the first quarter were 1.11% and 11%, respectively.”

Mr. Cummings also commented, “We remain cautiously optimistic on credit as our deferred loan balances continue to be stable and our non-accrual loans have decreased to 0.40% of total loans.”

Performance Highlights
•Return on average assets and return on average equity were 1.11% and 11%, respectively, for the three months ended March 31, 2021.
•Net interest margin decreased 8 basis points to 2.90% for the three months ended March 31, 2021 compared to the three months ended December 31, 2020 as a result of a decline in prepayment penalties. Net interest margin excluding prepayment penalties increased 2 basis points.

•Provision for credit losses was negative $3.0 million for the three months ended March 31, 2021 compared with negative $2.7 million for the three months ended December 31, 2020. The Company recorded net recoveries of $1.7 million during the quarter ended March 31, 2021 compared to net recoveries of $2.1 million during the quarter ended December 31, 2020. The allowance for loan losses as a percent of total loans was 1.36% at March 31, 2021 consistent with December 31, 2020.
•Total non-interest income was $20.0 million for the three months ended March 31, 2021, a decrease of $25.8 million compared to the three months ended December 31, 2020. Total non-interest income for the three months ended December 31, 2020 included $23.1 million of gains from sale-leaseback transactions. Total non-interest income decreased $2.7 million compared to the three months ended December 31, 2020 excluding the sale-leaseback gains and increased $5.3 million compared to the three months ended March 31, 2020.
•Total non-interest expenses were $104.4 million for the three months ended March 31, 2021, a decrease of $38.5 million compared to the three months ended December 31, 2020. Total non-interest expenses for the three months ended December 31, 2020 included $22.8 million of costs from the early extinguishment of wholesale funding and $11.7 million of costs associated with the Company’s branch rationalization announcement in December 2020. Excluding these items, non-interest expenses for the three months ended March 31, 2021 decreased $4.0 million compared to the three months ended December 31, 2020.
•Non-interest-bearing deposits increased $174.2 million, or 4.8%, during the three months ended March 31, 2021. The cost of interest-bearing deposits decreased 19 basis points to 0.54% for the three months ended March 31, 2021 compared to the three months ended December 31, 2020.
•C&I loans increased $66.5 million, or 1.9%, during the three months ended March 31, 2021.
•As of March 31, 2021, COVID-19 related loan deferrals totaled $693 million, or 3.3% of loans, compared to $756 million, or 3.6% of loans, as of February 14, 2021. Approximately 72% of loan deferral borrowers are making interest payments.
•Non-accrual loans decreased to $83.3 million, or 0.40% of total loans, at March 31, 2021 as compared to $107.1 million, or 0.51% of total loans, at December 31, 2020 and $98.4 million, or 0.46% of total loans, at March 31, 2020.
•Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 10.43%, 13.33%, 13.33% and 14.65%, respectively, at March 31, 2021.

Financial Performance Overview
First Quarter 2021 compared to Fourth Quarter 2020
For the first quarter of 2021, net income totaled $72.3 million, a decrease of $2.9 million as compared to $75.1 million for the fourth quarter of 2020. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income decreased by $8.1 million, or 4.3%, as compared to the fourth quarter of 2020. Changes within interest income and expense categories were as follows:
•Interest and dividend income decreased $17.3 million, or 7.3%, to $220.5 million as compared to the fourth quarter of 2020, primarily attributed to the weighted average yield on net loans which decreased 25 basis points to 3.88% including the impact of a decline in prepayment penalties. In addition, the average balance of net loans decreased $203.5 million, mainly as a result of paydowns and payoffs, partially offset by loan originations.
•Prepayment penalties, which are included in interest income, totaled $2.3 million for the three months ended March 31, 2021 as compared to $9.2 million for the three months ended December 31, 2020.
•Interest expense decreased $9.3 million, primarily attributed to the weighted average cost of interest-bearing liabilities which decreased 16 basis points to 0.84% for the three months ended March 31, 2021. In addition, the average balance of interest-bearing deposits decreased $517.5 million, or 3.2%, to $15.62 billion for the three months ended March 31, 2021 and the average balance of total borrowed funds decreased $35.1 million, or 1.0%, to $3.44 billion for the three months ended March 31, 2021.
Net interest margin decreased 8 basis points to 2.90% for the three months ended March 31, 2021 compared to the three months ended December 31, 2020, driven primarily by the decrease in prepayment penalties, partially offset by the lower cost of interest-bearing liabilities. Excluding prepayment penalties, net interest margin increased 2 basis points for the three months ended March 31, 2021.
Total non-interest income was $20.0 million for the three months ended March 31, 2021, a decrease of $25.8 million, as compared to $45.8 million for the fourth quarter of 2020. The decrease in non-interest income was due primarily to a gain of $23.1 million on the sale-leaseback of 15 branch locations and one corporate location during the three months ended December 31, 2020 and a $2.6 million decline in customer swap fee income.
Total non-interest expenses were $104.4 million for the three months ended March 31, 2021, a decrease of $38.5 million compared to the three months ended December 31, 2020. Total non-interest expenses for the three months ended December 31, 2020 included $22.8 million of costs from the early extinguishment of wholesale funding and $11.7 million of costs associated with the Company’s branch rationalization announcement in December 2020. Excluding these items, non-interest expenses for the three months ended March 31, 2021 decreased $4.0 million compared to the three months ended December 31, 2020. The decrease was primarily driven by incentive compensation.
Income tax expense was $27.1 million for the three months ended March 31, 2021 and $19.3 million for the three months ended December 31, 2020. The effective tax rate was 27.3% for the three months ended March 31, 2021 and 20.4% for the three months ended December 31, 2020. The effective tax rate in the fourth quarter of 2020 was positively impacted by tax credit investments, as well as state income apportionment.

First Quarter 2021 compared to First Quarter 2020
For the first quarter of 2021, net income totaled $72.3 million, an increase of $32.8 million as compared to $39.5 million in the first quarter of 2020. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, first quarter of 2021 net interest income increased by $7.5 million, or 4.3%, as compared to the first quarter of 2020 due to:
•Interest expense decreased $43.0 million, or 51.9%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 74 basis points to 0.84% for the three months ended March 31, 2021. In addition, the average balance of total borrowed funds decreased $2.25 billion, or 39.5%, to $3.44 billion, while the average balance of interest-bearing deposits increased $288.3 million, or 1.9%, to $15.62 billion for the three months ended March 31, 2021.
•Interest and dividend income decreased $35.6 million, or 13.9%, to $220.5 million, primarily attributed to the weighted average yield on net loans which decreased 35 basis points to 3.88%, including the impact of a decline in prepayment penalties, and the weighted average yield on securities which decreased 83 basis points to 2.00%. In addition, the average balance of net loans decreased $735.7 million, mainly as a result of paydowns and payoffs, offset by loan originations and $453.3 million of loans acquired from Gold Coast in April 2020.
•Prepayment penalties, which are included in interest income, totaled $2.3 million for the three months ended March 31, 2021 as compared to $7.6 million for the three months ended March 31, 2020.
Net interest margin increased 19 basis points year over year to 2.90% for the three months ended March 31, 2021 from 2.71% for the three months ended March 31, 2020, driven primarily by the lower cost of interest-bearing liabilities, partially offset by the lower yields on interest-earnings assets and a decrease in prepayment penalties. Excluding prepayment penalties, net interest margin increased 27 basis points for the three months ended March 31, 2021.
Total non-interest income was $20.0 million for the three months ended March 31, 2021, an increase of $5.3 million year over year. The increase in non-interest income was due primarily to an increase of $2.0 million in gain on loans due to a higher volume of mortgage banking loan sales to third parties, an increase of $819,000 in customer swap fee income, an increase of $757,000 in income from our wealth and investment products and an increase of $610,000 in gains on our equipment finance portfolio.
Total non-interest expenses were $104.4 million for the three months ended March 31, 2021, an increase of $1.8 million compared to the three months ended March 31, 2020.
Income tax expense was $27.1 million for the three months ended March 31, 2021 and $14.6 million for the three months ended March 31, 2020. The effective tax rate was 27.3% for the three months ended March 31, 2021 and 27.0% for the three months ended March 31, 2020.

Asset Quality
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments based on historical experience, current conditions, and reasonable and supportable forecasts. Our provision for credit losses is also impacted by the inherent credit risk in these financial instruments, the composition of and changes in our portfolios of these financial instruments, and the level of charge-offs. At March 31, 2021, our allowance for credit losses continues to be affected by the impact of the COVID-19 pandemic on the current and forecasted economic conditions. For the three months ended March 31, 2021, our provision for credit losses was negative $3.0 million compared to negative $2.7 million for the three months ended December 31, 2020 and $31.2 million for the three months ended March 31, 2020. Our provision was impacted by net loan recoveries of $1.7 million for the three months ended March 31, 2021, net loan recoveries of $2.1 million for the three months ended December 31, 2020 and net loan charge-offs of $8.0 million for the three months ended March 31, 2020.
Total non-accrual loans were $83.3 million, or 0.40% of total loans, at March 31, 2021 compared to $107.1 million, or 0.51% of total loans, at December 31, 2020 and $98.4 million, or 0.46% of total loans, at March 31, 2020. We continue to proactively and diligently work to resolve our troubled loans.
At March 31, 2021, there were $29.7 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $24.4 million were residential and consumer loans, $4.4 million were commercial real estate loans and $900,000 were commercial and industrial loans. TDRs of $9.1 million were classified as accruing and $20.6 million were classified as non-accrual at March 31, 2021.
The following table sets forth non-accrual loans and accruing past due loans (excluding loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	62	$13.2	84	$18.5	78	$17.2	79	$19.9	106	$24.6
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	10	19.2	5	7.3	5	5.3	9	24.6	10	57.9
Commercial real estate	8	11.1	8	9.5	7	4.6	9	10.6	6	23.5
Commercial and industrial	9	7.3	6	0.9	6	3.7	13	7.5	21	5.3
Total 30 to 59 days past due	89	50.8	103	36.2	96	30.8	110	62.6	143	111.3
60 to 89 days past due:
Residential and consumer	26	3.1	28	5.2	20	4.8	30	7.5	32	7.5
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	1	3.4	—	—	2	2.1	5	19.1	—	—
Commercial real estate	2	2.6	5	2.3	5	26.3	8	3.3	—	—
Commercial and industrial	1	0.2	8	3.1	6	2.2	5	1.2	4	5.2
Total 60 to 89 days past due	30	9.3	41	10.6	33	35.4	48	31.1	36	12.7
Total accruing past due loans	119	$60.1	144	$46.8	129	$66.2	158	$93.7	179	$124.0
Non-accrual:
Residential and consumer	239	$45.7	246	$46.4	250	$52.2	255	$50.6	258	$46.6
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	13	19.2	15	35.6	13	51.1	14	48.3	9	23.4
Commercial real estate	25	14.0	29	15.9	28	17.8	22	12.3	21	11.4
Commercial and industrial	15	4.4	21	9.2	19	10.9	29	15.6	22	17.0
Total non-accrual loans	292	$83.3	311	$107.1	310	$132.0	320	$126.8	310	$98.4
Accruing troubled debt restructured loans	45	$9.1	47	$9.2	51	$9.8	52	$12.2	55	$12.8
Non-accrual loans to total loans		0.40%		0.51%		0.63%		0.59%		0.46%
Allowance for loan losses as a percent of non-accrual loans		340.60%		264.17%		217.75%		215.48%		247.54%
Allowance for loan losses as a percent of total loans		1.36%		1.36%		1.37%		1.28%		1.14%

Balance Sheet Summary

Total assets decreased $200.3 million, or 0.8%, to $25.82 billion at March 31, 2021 from December 31, 2020. Securities decreased $141.9 million, or 3.5%, to $3.90 billion at March 31, 2021. Net loans decreased $7.8 million to $20.57 billion at March 31, 2021.

The detail of the loan portfolio is below:

	March 31, 2021	December 31, 2020
	(In thousands)
Commercial Loans:
Multi-family loans	$7,230,501	7,122,840
Commercial real estate loans	4,997,364	4,947,212
Commercial and industrial loans	3,642,178	3,575,641
Construction loans	393,516	404,367
Total commercial loans	16,263,559	16,050,060
Residential mortgage loans	3,911,884	4,119,894
Consumer and other	695,793	702,801
Total loans	20,871,236	20,872,755
Deferred fees, premiums and other, net	(14,815)	(9,318)
Allowance for loan losses	(283,760)	(282,986)
Net loans	$20,572,661	20,580,451

During the three months ended March 31, 2021, we originated $384.5 million in multi-family loans, $317.9 million in residential loans, $249.6 million in commercial and industrial loans, $157.1 million in commercial real estate loans, $15.3 million in construction loans and $15.0 million in consumer and other loans. Our originations reflect our continued focus on diversifying our loan portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $142.6 million during the three months ended March 31, 2021. As of March 31, 2021, loans held for sale were $1.4 million.

The allowance for loan losses increased by $774,000 to $283.8 million at March 31, 2021 from $283.0 million at December 31, 2020. The increase reflects an increase of $1.7 million resulting from net recoveries, partially offset by a negative provision for loan losses of $960,000. Our allowance for loan losses was affected by the current and forecasted economic conditions. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the current and forecasted economic conditions over the life of our loans. At March 31, 2021, our allowance for loan losses as a percent of total loans was 1.36%, consistent with December 31, 2020.

Securities decreased by $141.9 million, or 3.5%, to $3.90 billion at March 31, 2021 from $4.04 billion at December 31, 2020. This decrease was primarily a result of paydowns and sales, partially offset by purchases.

Deposits decreased by $534.4 million, or 2.7%, to $18.99 billion at March 31, 2021 from $19.53 billion at December 31, 2020 primarily driven by decreases in money market and time deposits, offset by an increase in checking deposits. Checking accounts increased $232.4 million to $9.94 billion at March 31, 2021 from $9.71 billion at December 31, 2020. Core deposits (savings, checking and money market) represented approximately 87% of our total deposit portfolio at March 31, 2021 compared to 86% at December 31, 2020.

Borrowed funds increased by $262.5 million, or 8.0%, to $3.56 billion at March 31, 2021 from $3.30 billion at December 31, 2020 primarily driven by the decrease in deposits.

Stockholders’ equity increased by $60.5 million to $2.77 billion at March 31, 2021 from $2.71 billion at December 31, 2020, primarily attributed to net income of $72.3 million, other comprehensive income of $23.5 million and share-based plan activity of $7.0 million for the three months ended March 31, 2021. These increases were partially offset by cash dividends of $0.14 per share totaling $34.6 million and the repurchase of 664,276 shares of common stock for $7.6 million during the three months ended March 31, 2021. The Company remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 13.33% at March 31, 2021.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2021 operated from its corporate headquarters in Short Hills, New Jersey and 156 branches located throughout New Jersey and New York.

Earnings Conference Call April 29, 2021 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, April 29, 2021 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10153436

A telephone replay will be available beginning on April 29, 2021 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on July 29, 2021. The replay number is (877) 344-7529, password 10153436. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$173,273	170,432
Equity securities	25,727	36,000
Debt securities available-for-sale, at estimated fair value	2,682,938	2,758,437
Debt securities held-to-maturity, net (estimated fair value of $1,243,268 and $1,320,872 at March 31, 2021 and December 31, 2020, respectively)	1,191,771	1,247,853
Loans receivable, net	20,572,661	20,580,451
Loans held-for-sale	1,378	30,357
Federal Home Loan Bank stock	177,351	159,829
Accrued interest receivable	81,567	79,705
Other real estate owned and other repossessed assets	6,311	7,115
Office properties and equipment, net	136,893	139,663
Operating lease right-of-use assets	195,130	199,981
Net deferred tax asset	101,993	116,805
Bank owned life insurance	225,199	223,714
Goodwill and intangible assets	110,180	109,633
Other assets	140,517	163,184
Total assets	$25,822,889	26,023,159
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$18,991,028	19,525,419
Borrowed funds	3,558,324	3,295,790
Advance payments by borrowers for taxes and insurance	140,949	115,729
Operating lease liabilities	207,653	212,559
Other liabilities	154,383	163,659
Total liabilities	23,052,337	23,313,156
Stockholders’ equity	2,770,552	2,710,003
Total liabilities and stockholders’ equity	$25,822,889	26,023,159

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$198,750	213,928	224,529
Securities:
GSE obligations	526	523	306
Mortgage-backed securities	15,202	16,674	22,584
Equity	266	252	33
Municipal bonds and other debt	3,539	3,552	3,375
Interest-bearing deposits	61	93	840
Federal Home Loan Bank stock	2,200	2,858	4,432
Total interest and dividend income	220,544	237,880	256,099
Interest expense:
Deposits	21,192	29,310	53,179
Borrowed funds	18,617	19,776	29,637
Total interest expense	39,809	49,086	82,816
Net interest income	180,735	188,794	173,283
Provision for credit losses	(2,972)	(2,682)	31,226
Net interest income after provision for credit losses	183,707	191,476	142,057
Non-interest income:
Fees and service charges	5,848	4,935	6,026
Income on bank owned life insurance	1,952	1,579	1,396
Gain on loans, net	3,833	5,538	1,846
Gain on securities, net	651	157	202
Gain on sales of other real estate owned, net	77	270	740
Gain on sale-leaseback transactions	—	23,129	—
Other income	7,642	10,184	4,450
Total non-interest income	20,003	45,792	14,660
Non-interest expense:
Compensation and fringe benefits	62,427	64,891	60,392
Advertising and promotional expense	2,229	2,645	2,363
Office occupancy and equipment expense	18,073	28,451	15,951
Federal insurance premiums	3,400	3,550	4,401
General and administrative	379	455	534
Professional fees	2,929	3,834	3,983
Data processing and communication	9,136	9,004	7,792
Debt extinguishment	—	22,807	—
Other operating expenses	5,788	7,230	7,142
Total non-interest expenses	104,361	142,867	102,558
Income before income tax expense	99,349	94,401	54,159
Income tax expense	27,074	19,256	14,647
Net income	$72,275	75,145	39,512
Basic earnings per share	$0.31	0.32	0.17
Diluted earnings per share	$0.31	0.32	0.17

Basic weighted average shares outstanding	234,661,847	236,679,655	233,262,860
Diluted weighted average shares outstanding	235,379,381	236,757,361	233,632,841

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$374,599	61	0.07%	$454,986	93	0.08%	$368,027	840	0.91%
Equity securities	35,545	266	2.99%	25,915	252	3.89%	6,090	33	2.17%
Debt securities available-for-sale	2,649,806	11,268	1.70%	2,717,128	12,502	1.84%	2,581,874	17,271	2.68%
Debt securities held-to-maturity	1,222,551	7,999	2.62%	1,264,286	8,247	2.61%	1,128,119	8,994	3.19%
Net loans	20,491,619	198,750	3.88%	20,695,149	213,928	4.13%	21,227,295	224,529	4.23%
Federal Home Loan Bank stock	169,354	2,200	5.20%	175,097	2,858	6.53%	271,043	4,432	6.54%
Total interest-earning assets	24,943,474	220,544	3.54%	25,332,561	237,880	3.76%	25,582,448	256,099	4.00%
Non-interest earning assets	1,139,817			1,144,838			956,423
Total assets	$26,083,291			$26,477,399			$26,538,871

Interest-bearing liabilities:
Savings	$2,013,906	1,480	0.29%	$2,039,954	2,551	0.50%	$2,033,761	3,908	0.77%
Interest-bearing checking	6,277,393	7,028	0.45%	6,117,420	7,823	0.51%	5,565,365	16,660	1.20%
Money market accounts	4,695,507	7,160	0.61%	4,949,313	9,944	0.80%	3,819,098	14,224	1.49%
Certificates of deposit	2,637,830	5,524	0.84%	3,035,484	8,992	1.18%	3,918,133	18,387	1.88%
Total interest-bearing deposits	15,624,636	21,192	0.54%	16,142,171	29,310	0.73%	15,336,357	53,179	1.39%
Borrowed funds	3,435,285	18,617	2.17%	3,470,338	19,776	2.28%	5,681,344	29,637	2.09%
Total interest-bearing liabilities	19,059,921	39,809	0.84%	19,612,509	49,086	1.00%	21,017,701	82,816	1.58%
Non-interest-bearing liabilities	4,285,410			4,164,206			2,889,098
Total liabilities	23,345,331			23,776,715			23,906,799
Stockholders’ equity	2,737,960			2,700,684			2,632,072
Total liabilities and stockholders’ equity	$26,083,291			$26,477,399			$26,538,871

Net interest income		$180,735			$188,794			$173,283

Net interest rate spread			2.70%			2.76%			2.42%

Net interest earning assets	$5,883,553			$5,720,052			$4,564,747

Net interest margin			2.90%			2.98%			2.71%

Ratio of interest-earning assets to total interest-bearing liabilities	1.31	X		1.29	X		1.22	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Return on average assets	1.11%	1.14%	0.60%
Return on average equity	10.56%	11.13%	6.00%
Return on average tangible equity	11.00%	11.60%	6.24%
Interest rate spread	2.70%	2.76%	2.42%
Net interest margin	2.90%	2.98%	2.71%
Efficiency ratio	51.99%	60.90%	54.57%
Non-interest expense to average total assets	1.60%	2.16%	1.55%
Average interest-earning assets to average interest-bearing liabilities	1.31	1.29	1.22

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		March 31, 2021	December 31, 2020
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.38%	0.47%
Non-performing loans as a percent of total loans		0.44%	0.56%
Allowance for loan losses as a percent of non-accrual loans		340.60%	264.17%
Allowance for loan losses as a percent of total loans		1.36%	1.36%
Allowance for credit losses as a percent of total loans (1)		1.44%	1.44%

Capital Ratios:
Tier 1 Leverage Ratio (2)		10.43%	10.14%
Common equity tier 1 risk-based (2)		13.33%	13.07%
Tier 1 Risk-Based Capital (2)		13.33%	13.07%
Total Risk-Based Capital (2)		14.65%	14.39%
Equity to total assets (period end)		10.73%	10.41%
Average equity to average assets		10.50%	10.20%
Tangible capital to tangible assets (3)		10.35%	10.03%
Book value per common share (3)		$11.70	$11.43
Tangible book value per common share (3)		$11.23	$10.97

Other Data:
Number of full service offices		156	156
Full time equivalent employees		1,769	1,806

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios as of March 31, 2021 are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of March 31, 2021 and December 31, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.
(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	March 31, 2021	December 31, 2020

Total stockholders’ equity	$2,770,552	2,710,003
Goodwill and intangible assets	110,180	109,633
Tangible stockholders’ equity	$2,660,372	2,600,370

Book Value per Share Computation
Common stock issued	361,869,872	361,869,872
Treasury shares	(114,221,329)	(113,940,656)
Shares outstanding	247,648,543	247,929,216
Unallocated ESOP shares	(10,776,629)	(10,895,052)
Book value shares	236,871,914	237,034,164

Book Value per Share	$11.70	$11.43
Tangible Book Value per Share	$11.23	$10.97

Total assets	$25,822,889	26,023,159
Goodwill and intangible assets	110,180	109,633
Tangible assets	$25,712,709	25,913,526

Tangible capital to tangible assets	10.35%	10.03%